Exhibit 99.1

Anthem’s Board Welcomes Antonio Neri as New Director

Indianapolis – December 7, 2017 – Anthem, Inc. (NYSE: ANTM) announced today that Antonio Neri has been named to its Board of Directors effective December 6, 2017.

Mr. Neri brings more than 25 years of leadership experience and expertise in the IT industry. He currently serves as President of Hewlett Packard Enterprise, with responsibility for leading the company’s three primary lines of business, Hybrid IT, Aruba and the Intelligent Edge, and PointNext services, as well as overseeing the company’s efforts to simplify the organizational structure and redesign business processes. These efforts, which the company calls HPE Next, are focused on driving growth and profitability, and ensuring the company will be well positioned to win in the markets where it competes. Mr. Neri will assume the role of Chief Executive Officer for Hewlett Packard Enterprise on February 1, 2018.

Prior to HP’s 2015 separation into two companies—Hewlett Packard Enterprise and HP Inc.—Mr. Neri served as Senior Vice President and General Manager for HP Servers and HP Networking business units with responsibility for setting the R&D agenda and delivering innovative IT infrastructure to market. During his tenure at HP, he also served as Senior Vice President and General Manager of HP Technology Services Business Unit and Senior Vice President, HP Personal Systems Group Customer Services.

“We are pleased to welcome Antonio to our Board of Directors,” said Joseph R. Swedish, Executive Chairman, Anthem Board of Directors. “His extensive technology, marketing and leadership experience will bring valuable insight to our Board as we prepare for changes in the health care industry and continue to position the Company for success.”

About Anthem, Inc.

Anthem is working to transform healthcare with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 73 million people served by its affiliated companies, including more than 40 million within its family of plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc. Contacts:

Investor Relations

Will Feest, 317-488-6057

William.feest@anthem.com

Media

Jill Becher, 414-234-1573

Jill.becher@anthem.com